Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Supplement dated May 1, 2025
To Prospectus dated February 27, 2023
Registration Statement No. 333-270063
MONDELĒZ INTERNATIONAL, INC.
Pricing Term Sheet
$700,000,000 4.250% Notes due 2028
$500,000,000 4.500% Notes due 2030
$400,000,000 5.125% Notes due 2035
Summary of Terms

Issuer:	Mondelēz International, Inc. (the “Company”)

Description of Securities:
$700,000,000 4.250% Notes due 2028 (the “2028 Notes”)
$500,000,000 4.500% Notes due 2030 (the “2030 Notes”)
$400,000,000 5.125% Notes due 2035 (the “2035 Notes” and, together with the 2028 Notes and the 2030 Notes, the “Notes”)

Trade Date:	May 1, 2025

Settlement Date:	May 6, 2025 (T+3)

Maturity Date:	May 6, 2028 for the 2028 Notes May 6, 2030 for the 2030 Notes May 6, 2035 for the 2035 Notes

Issue Price (Price to Public):	99.741% of the principal amount for the 2028 Notes 99.456% of the principal amount for the 2030 Notes 99.536% of the principal amount for the 2035 Notes

Benchmark Treasury:	2028 Notes: 3.750% due April 15, 2028 2030 Notes: 3.875% due April 30, 2030 2035 Notes: 4.625% due February 15, 2035

Benchmark Treasury Price / Yield:	2028 Notes: 100-05 / 3.693% 2030 Notes: 100-07+ / 3.823% 2035 Notes: 103-03 / 4.235%

Spread to Benchmark Treasury:	2028 Notes: +65 bps 2030 Notes: +80 bps 2035 Notes: +95 bps

Yield to Maturity:	2028 Notes: 4.343% 2030 Notes: 4.623% 2035 Notes: 5.185%

Coupon:	2028 Notes: 4.250% 2030 Notes: 4.500% 2035 Notes: 5.125%

Interest Payment Dates:
2028 Notes: Semi-annually on May 6 and November 6 of each year, commencing November 6, 2025.
2030 Notes: Semi-annually on May 6 and November 6 of each year, commencing November 6, 2025.
2035 Notes: Semi-annually on May 6 and November 6 of each year, commencing November 6, 2025.

Day Count Convention:	30/360

Optional Redemption:
2028 Notes: Prior to April 6, 2028 (the date that is one month prior to the scheduled maturity date for the 2028 Notes) (the “2028 Par Call Date”), the Company may redeem the 2028 Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:
(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2028 Notes matured on the 2028 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 10 basis points, less (b) interest accrued to the date of redemption, and
(2) 100% of the principal amount of the 2028 Notes to be redeemed, plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.
2030 Notes: Prior to April 6, 2030 (the date that is one month prior to the scheduled maturity date for the 2030 Notes) (the “2030 Par Call Date”), the Company may redeem the 2030 Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2030 Notes matured on the 2030 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 12.5 basis points, less (b) interest accrued to the date of redemption, and
(2) 100% of the principal amount of the 2030 Notes to be redeemed, plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.
2035 Notes: Prior to February 6, 2035 (the date that is three months prior to the scheduled maturity date for the 2035 Notes) (the “2035 Par Call Date”), the Company may redeem the 2035 Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:
(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2035 Notes matured on the 2035 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 basis points, less (b) interest accrued to the date of redemption, and
(2) 100% of the principal amount of the 2035 Notes to be redeemed, plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	2028 Notes: 609207 BF1 / US609207BF19 2030 Notes: 609207 BG9 / US609207BG91 2035 Notes: 609207 BH7 / US609207BH74

Other Information

Anticipated Long-Term Senior Unsecured Debt Ratings*:	Moody’s: Baa1 (Positive) S&P: BBB (Stable)

Underwriters:
Joint Book-Running Managers:
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Mizuho Securities USA LLC
SMBC Nikko Securities America, Inc.
Senior Co-Managers:
ANZ Securities, Inc.
Banco Bradesco BBI S.A.
Commerz Markets LLC
Intesa Sanpaolo IMI Securities Corp.
Santander US Capital Markets LLC
Co-Managers:
Cabrera Capital Markets LLC
CastleOak Securities, L.P.
Drexel Hamilton, LLC

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*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
** Under Rule 15c6-1 under the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to one business day before the settlement date may be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.
MiFID II and UK MiFIR ‑ professionals/ECPs‑only/ No PRIIPs or UK PRIIPs KID – Manufacturer target market (MIFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or the UK.
This pricing term sheet supplements, and should be read in conjunction with, Mondelēz International, Inc.’s Preliminary Prospectus Supplement dated May 1, 2025 and the accompanying Base Prospectus dated February 27, 2023 and the documents incorporated by reference therein.
The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll free at 1-800-854-5674, Citigroup Global Markets Inc. toll free at 1-800-831-9146, Mizuho Securities USA LLC toll free at 1-866-271-7403 or SMBC Nikko Securities America, Inc. collect at 1-212-224-5135.
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